Exhibit 1

JOINT FILING AGREEMENT

This joint filing agreement (this “Agreement”) is made and entered into as of this 23rd day of February 2023, by and among VMCA Sponsor, LLC and Valuence Partners LP.

The parties to this Agreement hereby acknowledge and agree that the foregoing statement on Schedule 13G in respect of the Class A ordinary shares, par value $0.0001 per share, of Valuence Merger Corp. I is filed on behalf of each of the parties to this Agreement and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The parties to this Agreement acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

VMCA SPONSOR, LLC

By:	/s/ Sungwoo (Andrew) Hyung
Name:	Sungwoo (Andrew) Hyung
Title:	Co-Managing Member

VALUENCE PARTNERS LP

By:	/s/ Sungsik Lee
Name:	Sungsik Lee
Title:	Co-Managing Member of VMCA Sponsor, LLC, acting in its capacity as general partner of Valuence Partners LP

[Signature Page to Joint Filing Agreement]